POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Michael Nash, Garrett Goldberg, Randall Rothschild, Judy Turchin and Leon Volchyok with full power to act without the other, as his agent and attorney-in-fact for the purpose of executing in his name, in his capacity as a Trustee and/or officer of Blackstone Real Estate Income Fund II, (i) the registration statement on Form N-2 (including amendments thereto and any filings made pursuant to Rule 462(b) of the Securities Act of 1933, as amended), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 17th day of December, 2013

/s/ Michael Nash
Michael Nash	Chairman, President, Chief Executive Officer and Trustee

/s/ Garrett Goldberg
Garrett Goldberg	Chief Financial Officer and Treasurer

/s/ Benedict Aitkenhead
Benedict Aitkenhead	Trustee

/s/ Edward D’Alelio
Edward D’Alelio	Trustee

/s/ Michael Holland
Michael Holland	Trustee

/s/ Thomas W. Jasper
Thomas W. Jasper	Trustee